QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99

Phosphate Resource Partners
Limited Partnership

IMC Global Inc. 100 South Saunders Road Lake Forest, Illinois 60045-2561 847.739.1200
FOR IMMEDIATE RELEASE	News Release

Investor and Media Contact:
Douglas Hoadley
847.739.1826
dahoadley@imcglobal.com

IMC GLOBAL ANNOUNCES TERMINATION OF ROCK
SALES AGREEMENT WITH U.S. AGRI-CHEMICALS

        LAKE FOREST, IL, October 1, 2004—IMC Global Inc. (NYSE: IGL) and Phosphate Resource Partners Limited Partnership (NYSE: PLP) today announced that IMC Phosphates Company has elected to terminate its Rock Sales Agreement with U.S. Agri-Chemicals (USAC) effective October 1, 2007.

        IMC Phosphates originally entered into the contract in 1994. In 1999, the contract was extended until September 2014 with an option for a second extension through September 2024. As part of the extension, USAC paid $57 million (Near Term Payment), plus interest charges, to IMC Phosphates during 2000. The contract provides IMC Phosphates the right to terminate the contract, upon three years' advance written notice under certain circumstances. The contract also provides that prior to the effective date of termination under this provision, IMC Phosphates would be required to repay the amount of the Near Term Payment plus interest charges, less certain credits. IMC Phosphates has elected to terminate the contract under these provisions.

        Termination of the contract will result in a reduction of IMC Phosphates revenues on an annualized basis of approximately $60 million following the effective date of termination in 2007, but the reduction in revenues is expected to have a negligible impact on earnings. As a result of the obligation to return the Near Term Payment plus interest charges, less the credits, IMC Phosphates will incur a third quarter 2004 charge of approximately $73 million. However, payment is not required until the effective date of termination in 2007.

        Separately, IMC's third quarter results will also be negatively impacted from three hurricanes in Florida that resulted in an interruption to phosphate rock and concentrates production. The total impact of the hurricanes resulted in lost production of approximately 140,000 tons of granulated production (DAP/MAP/TSP). Damage to the Florida phosphate facilities from the hurricanes was relatively minor and operations are nearly back at full production.

        With 2003 revenues of $2.2 billion, IMC Global is the world's largest producer and marketer of concentrated phosphates and potash crop nutrients for the agricultural industry and a leading global provider of feed ingredients for the animal nutrition industry. For more information, visit IMC Global's Web site at imcglobal.com.

###

QuickLinks

IMC GLOBAL ANNOUNCES TERMINATION OF ROCK SALES AGREEMENT WITH U.S. AGRI-CHEMICALS